Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2020 RESULTS

New York, NY – May 7, 2020 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the first quarter 2020.

Highlights

•	Net income for the first quarter was $33.0 million, or $1.12 per diluted share, compared to a net income of $10.9 million, or $0.37 per diluted share, in the first quarter of 2019. Net income for the quarter reflects the impact of a $2.8 million gain on sale of vessels, a $12.5 million write-off of deferred financing costs, and a $1.0 million loss from the extinguishment of debt. Net income excluding these items was $43.7 million, or $1.49 per diluted share.
•	Time charter equivalent (TCE) revenues(A) for the first quarter were $119.7 million, compared to $94.0 million in the first quarter of 2019.
•	Adjusted EBITDA(B) for the first quarter was $74.2 million, compared to $47.3 million in the same period of 2019.
•	Cash(C) was $110.3 million as of March 31, 2020; total liquidity was $150.3 million, including $40.0 million undrawn revolver.
•	Closed on new senior secured credit facilities aggregating $390 million, with proceeds used to refinance $383 million of existing high-cost secured and unsecured debt.
•	Repurchased 490,592 shares at an average price of $20.41 per share, for a total cost of $10.0 million.
•	Paid first quarterly cash dividend as a public company of $0.06 per share in March 2020.
•	Took delivery of a 2009-built LR1, the Seaways Guayaquil.
•	Sold and delivered a 2002-built Aframax, the Seaways Portland, and sold a 2001-built Aframax, Seaways Fran.

“Our substantial operating leverage and earnings power were evident in our first quarter results, as we posted our highest quarterly EPS as a public company,” said Lois K. Zabrocky, International Seaways’ President and CEO. “The rate environment strengthened in the second quarter with low oil prices, excess oil supply and the increasing demand for floating storage pushing rates higher. With our sizeable fleet and significant exposure to the VLCC market, we have captured this market strength, which will positively impact our earnings. In addition to strong second quarter bookings to date, we capitalized on the robust rate environment by entering into a number of very favorable time charters. Specifically, we locked-in four time charters for periods ranging from seven to 36 months with major oil producing and trading companies at very attractive rates.”

Ms. Zabrocky continued, “Amid an unprecedented health crisis, ensuring the safety of our on-shore and at sea professionals and providing safe, reliable service to our customers remains our priority. We have taken a number of precautionary steps across our offices and fleet in order to protect our shore-based employees and our seafarers and contractors in response to COVID-19. Although we have faced many disruptions, to date our operations have not been materially affected. In addition to serving these important stakeholders, we are focused on creating lasting shareholder value, executing our disciplined and balanced capital allocation strategy, which included the initiation of a regular quarterly cash dividend and opportunistically repurchasing shares in the first quarter. Importantly, we have maintained our balance sheet strength, which will serve us well in periods of high volatility.

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Jeff Pribor, the Company’s CFO, added, “With the successful completion of our refinancing in January, which reduced annual interest expense significantly and further strengthened our capital structure, we ended the quarter with over $150 million in total liquidity. At a time when our net loan to asset value of our conventional tanker fleet is 42%, which is one of the lowest leverage profiles in the public company shipping sector, our balance sheet strength enabled us to return capital to shareholders, paying a $0.06 dividend and repurchasing $10.0 million of shares during the quarter.”

First Quarter 2020 Results

Net income for the first quarter was $33.0 million, or $1.12 per diluted share, compared to a net income of $10.9 million, or $0.37 per diluted share, in the first quarter of 2019. The increase in the first quarter of 2020 primarily reflects higher TCE revenues and substantially lower interest expense.

Consolidated TCE revenues for the first quarter of 2020 were $119.7 million, compared to $94.0 million in the first quarter of 2019. Shipping revenues for the first quarter of 2020 were $125.3 million, compared to $101.9 million in the first quarter of 2019. Strong TCE rates in the beginning of the first quarter of 2020 were driven by strong tanker demand on the heels of IMO 2020 implementation. Rates subsequently declined as fears of demand destruction related to COVID-19 weighed down on markets, but ultimately finished the quarter very strong as a result of OPEC+ failing to agree on production cuts.

The decline in equity in income of affiliated companies in the first quarter of 2020 compared to the first quarter of 2019 reflects the Company’s sale of its interest in the LNG joint venture for net proceeds of approximately $123 million in October 2019. Other expense in the first quarter of 2020 includes a prepayment fee of $1.0 million related to the repurchase of the 10.75% Subordinated Notes and a noncash write-off of $12.5 million of unamortized original issue discount and deferred financing costs associated with debt that was paid off or repurchased in January 2020. See “Refinancing and Closing of New Senior Secured Credit Facilities” below. Interest expense includes a noncash loss attributable to changes in the fair value of the interest rate collar associated with the 2017 Term Loan Facility prior to its re-designation on January 28, 2020, totaling $1.3 million.

Adjusted EBITDA was $74.2 million for the quarter, compared to $47.3 million in the first quarter of 2019.

Crude Tankers

TCE revenues for the Crude Tankers segment were $88.9 million for the quarter compared to $72.6 million in the first quarter of 2019. This increase primarily resulted from the impact of higher average rates in the VLCC, Suezmax, Aframax and Panamax sectors, with average spot rates climbing to approximately $63,800, $42,800, $31,600 and $42,100 per day, respectively, aggregating approximately $34.7 million. Partially offsetting this increase was the impact of a 341-day decrease in VLCC revenue days aggregating $10.6 million. Of the decrease in VLCC revenue days, 301 were related to scrubber installations during the quarter. To date, the Company has completed the scrubber installations on five of its modern VLCCs. Scrubber installations on two additional VLCCs are scheduled for completion during the second quarter of 2020. The scrubber installations on the final three modern VLCCs have been rescheduled to 2021 in part because of COVID-19 impacts and to take advantage of current strong market conditions and to align with the natural drydocking dates for the vessels. Shipping revenues for the Crude Tankers segment were $93.7 million for first quarter of 2020 compared to $80.4 million in the first quarter of 2019.

Product Carriers

TCE revenues for the Product Carriers segment were $30.9 million for the quarter, compared to $21.4 million in the first quarter of 2019. This increase primarily resulted from the impact of higher average daily blended rates earned by the LR1, LR2 and MR fleets, with average spot rates rising to approximately $38,600, $28,800 and $20,700 per day, respectively, increasing TCE revenues by approximately $10.1 million in the aggregate compared to the first quarter of 2019. This was partially offset by a $0.6 million decline in TCE revenue arising from the net impact of a 318-day decrease in MR revenue days, resulting primarily from vessel sales and charter-in redeliveries and terminations offset by a 148-day increase in LR1 revenue days primarily driven by the commencement of a two-year time charter-in of a 2006-built LR1 in August 2019, and the purchase of a 2009-built LR1 that delivered in February 2020. Shipping revenues for the Product Carriers segment were $31.7 million for the first quarter of 2020, compared to $21.5 million in the first quarter of 2019.

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Vessel Acquisitions and Sales

In February 2020, the Company took delivery of a 2009-built LR1, the Seaways Guayaquil, which the Company agreed to acquire in December 2019.

Additionally, the Company sold a 2002-built Aframax the Seaways Portland, which delivered to its buyer in January, and a 2001-built Aframax, the Seaways Fran, which the Company now expects to deliver to its buyer sometime before the end of the third quarter of 2020.

Outlook

We currently believe that the second and third quarters of 2020 will likely be a stronger rate environment for tankers, due to excess crude supply and the resulting need for seaborne storage of crude oil and products, than 2021. Accordingly, we are shifting the scrubber installations on three of our modern VLCCs to 2021, aligning such installations with the vessels’ natural drydocking dates. Further, postponing these installations will help alleviate current challenges being faced as a result of extensive travel restrictions instituted in response to the COVID-19 pandemic.

Tanker rates in the second quarter thus far have been highly volatile. Despite the OPEC+ agreement in early April 2020 to cut production substantially beginning in May/June 2020, the total oil being produced is still substantially greater than global demand. This excess production continues the need for tankers to be used as floating storage, and, coupled with increased delays offloading cargoes as shore-based storage fills up, has supported a robust tanker rate environment. This implies significant cash generation in the near term. When supply and demand eventually come back into balance, this could have negative repercussions for tankers as the oil held in inventory will supplant oil tanker transportation demand. In an effort to take advantage of the dynamic oil tanker markets and reduce risk we have opportunistically put four of our VLCCs on time charters for periods ranging from seven months to 36 months at current high rates with major oil producing and trading companies.

Refinancing and Closing of New Senior Secured Credit Facilities

In January, the Company closed on senior secured credit facilities (the “Facilities”), in an aggregate principal amount of $390 million. The Facilities consists of a 5-year $300 million senior secured term loan facility (the “Core Term Loan Facility”), a 5-year $40 million revolving credit facility (the “Core Revolving Facility”), of which $20 million was drawn at closing, and a 2.5-year $50 million senior secured term loan credit facility (the “Transition Facility”). The borrowing under the Core Revolving Facility was subsequently repaid in March 2020.

The proceeds from the Facilities were used to refinance $383 million of existing high-cost secured and unsecured debt of the Company and its subsidiaries. This included repaying the Company’s 2017 Term Loan Facility and its senior secured credit agreement with ABN AMRO and repurchasing the Company’s outstanding 10.75% subordinated notes.

Borrowings under the Core Term Loan Facility and the Core Revolving Facility initially bear interest at LIBOR plus 2.60%, while borrowings under the Transition Facility bear interest at LIBOR plus 3.50%. The margin on the Core Facilities may adjust by 0.20%, based on whether the Company meets certain leverage ratios. The Company currently anticipates that the margin on the Core facilities will decrease to 2.40% by the third quarter of 2020.

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The January 2020 refinancing will further reduce annual interest expense by approximately $15 million by lowering the Company’s average interest rates on the refinanced portion of the debt by 3.5% and the overall average interest rates by 2%.

In addition, the Core Facilities include a sustainability-linked pricing mechanism, which is the first of its kind for a NYSE-listed ship owner and operator, which has been certified by an independent, leading firm in ESG and corporate governance research as meeting sustainability-linked loan principles. The adjustment in pricing is linked to the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it aligns with the International Maritime Organization’s 50% industry reduction target in GHG emissions by 2050. This key performance indicator is calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles, the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios.

Payment of Regular Cash Dividend

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share of common stock on February 26, 2020. The dividend was paid on March 30, 2020 to shareholders of record at the close of business on March 17, 2020.

Share Repurchases

During the quarter, the Company repurchased and retired 490,592 shares of its common stock in open-market purchases at an average price of $20.41 per share, for a total cost of $10.0 million. The Company has $20.0 million remaining under its existing $30.0 million share repurchase plan, which was reauthorized for 24 months in March 2019.

Conference Call

The Company will host a conference call to discuss its first quarter 2020 results at 10:00 a.m. Eastern Time (“ET”) on May 7, 2020.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on May 7, 2020 through 11:59 p.m. ET on May 14, 2020 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10142581.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 40 vessels, including 13 VLCCs, two Suezmaxes, five Aframaxes/LR2s, 13 Panamaxes/LR1s and 5 MR tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

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Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2019 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$101,209	$67,637
Time and bareboat charter revenues	8,604	5,520
Voyage charter revenues	15,524	28,717
Total Shipping Revenues	125,337	101,874

Operating Expenses:
Voyage expenses	5,606	7,845
Vessel expenses	32,960	30,538
Charter hire expenses	10,231	17,185
Depreciation and amortization	18,267	18,929
General and administrative	7,434	6,773
Provision for credit losses, net	62	1,298
Third-party debt modification fees	232	30
Gain on disposal of vessels and other property	(2,804)	(48)
Total operating expenses	71,988	82,550
Income from vessel operations	53,349	19,324
Equity in income of affiliated companies	5,111	8,070
Operating income	58,460	27,394
Other (expense)/income	(13,432)	1,036
Income before interest expense and income taxes	45,028	28,430
Interest expense	(12,009)	(17,533)
Income before income taxes	33,019	10,897
Income tax provision	-	-
Net Income	$33,019	$10,897

Weighted Average Number of Common Shares Outstanding:
Basic	29,154,639	29,181,233
Diluted	29,348,393	29,223,187

Per Share Amounts:
Basic net income per share	$1.13	$0.37
Diluted net income per share	$1.12	$0.37

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Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$93,298	$89,671
Voyage receivables	104,094	83,845
Other receivables	6,053	3,938
Inventories	3,559	3,896
Prepaid expenses and other current assets	8,592	5,994
Total Current Assets	215,596	187,344

Restricted Cash	17,029	60,572
Vessels and other property, less accumulated depreciation	1,297,339	1,292,516
Deferred drydock expenditures, net	26,888	23,125
Total Vessels, Deferred Drydock and Other Property	1,324,227	1,315,641
Operating lease right-of-use assets	28,940	33,718
Investments in and advances to affiliated companies	151,400	153,292
Other assets	3,536	2,934
Total Assets	$1,740,728	$1,753,501

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$32,864	$27,554
Current portion of operating lease liabilities	10,668	12,958
Current installments of long-term debt	81,483	70,350
Current portion of derivative liability	7,614	3,614
Total Current Liabilities	132,629	114,476
Long-term operating lease liabilities	15,718	17,953
Long-term debt	543,111	590,745
Long-term derivative liability	18,258	6,545
Other liabilities	1,332	1,489
Total Liabilities	711,048	731,208

Equity:
Total Equity	1,029,680	1,022,293
Total Liabilities and Equity	$1,740,728	$1,753,501

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Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2020	2019

Cash Flows from Operating Activities:
Net income	$33,019	$10,897
Items included in net income not affecting cash flows:
Depreciation and amortization	18,267	18,929
Amortization of debt discount and other deferred financing costs	983	1,765
Deferred financing costs write-off	12,501	-
Stock compensation, non-cash	1,206	761
Earnings of affiliated companies	(3,851)	(8,452)
Change in fair value of interest rate collar recorded through earnings	1,271	-
Other – net	293	36
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other property, net	(2,804)	(48)
Loss on extinguishment of debt	992	-
Cash distributions from affiliated companies	3,250	2,050
Payments for drydocking	(7,565)	(4,438)
Insurance claims proceeds related to vessel operations	239	555
Changes in operating assets and liabilities	(19,483)	1,936
Net cash provided by operating activities	38,318	23,991
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(28,914)	(2,962)
Proceeds from disposal of vessels and other property	13,601	(82)
Expenditures for other property	(208)	(208)
Investments in and advances to affiliated companies, net	364	478
Repayments of advances from affiliated companies	-	5,450
Net cash (used in)/provided by investing activities	(15,157)	2,676
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	362,989	-
Extinguishment of debt	(382,699)	-
Payments on debt	(30,895)	(6,764)
Cash dividends paid	(1,729)	-
Repurchases of common stock	(10,012)	-
Cash paid to tax authority upon vesting of stock-based compensation	(705)	(149)
Other – net	(26)	(243)
Net cash used in financing activities	(63,077)	(7,156)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(39,916)	19,511
Cash, cash equivalents and restricted cash at beginning of year	150,243	117,644
Cash, cash equivalents and restricted cash at end of period	$110,327	$137,155

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2020 and the comparable period of 2019. Revenue days in the quarter ended March 31, 2020 totaled 3,115 compared with 3,548 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $678 and $617 per day for the three months ended March 31, 2020 and 2019, respectively.

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$63,754	$-		$31,993	$-
Number of Revenue Days	793	-	793	1,134	-	1,134
Suezmax
Average TCE Rate	$42,836	$-		$28,935	$-
Number of Revenue Days	182	-	182	180	-	180
Aframax
Average TCE Rate	$31,649	$-		$20,905	$-
Number of Revenue Days	361	-	361	398	-	398
Panamax
Average TCE Rate	$42,071	$15,900		$17,558	$12,313
Number of Revenue Days	91	539	630	73	445	518
Total Crude Tankers Revenue Days	1,427	539	1,966	1,785	445	2,230
Product Carriers
LR2
Average TCE Rate	$28,799	$-		$22,090	$-
Number of Revenue Days	91	-	91	90	-	90
LR1
Average TCE Rate	$38,644	$-		$24,017	$-
Number of Revenue Days	487	-	487	339	-	339
MR
Average TCE Rate	$20,719	$-		$13,462	$-
Number of Revenue Days	571	-	571	889	-	889
Total Product Carriers Revenue Days	1,149	-	1,149	1,318	-	1,318
Total Revenue Days	2,576	539	3,115	3,103	445	3,548

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies. Several ships, including two VLCCs, traded under commercial management arrangements during the first quarter of 2020 rather than participating in pools because of changes in the technical managers of such vessels.

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Fleet Information

As of March 31, 2020, INSW’s owned and operated 40 vessels, 34 of which were owned, 4 of which were chartered in, and 2 of which were FSOs, held through joint venture partnerships.

	Vessels Owned		Vessels Chartered-in		Total at March 31, 2020
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,950,103
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	2	2.0	2	2.0	4	4.0	450,804
Panamax	7	7.0	-	-	7	7.0	487,365
Crude Tankers	26	25.0	2	2.0	28	27.0	6,069,182

LR2	1	1.00	-	-	1	1.0	112,691
LR1	5	5.00	1	1.0	6	6.0	443,077
MR	4	4.00	1	1.0	5	5.0	252,443
Product Carriers	10	10.00	2	2.0	12	12.0	808,211

Total Operating Fleet	36	35.0	4	4.0	40	39.0	6,877,393

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2020	2019
Time charter equivalent revenues	$119,731	$94,029
Add: Voyage expenses	5,606	7,845
Shipping revenues	$125,337	$101,874

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(B) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2020	2019
Net income	$33,019	$10,897
Income tax provision	-	-
Interest expense	12,009	17,533
Depreciation and amortization	18,267	18,929
EBITDA	63,295	47,359
Third-party debt modification fees	232	30
Gain on disposal of vessels and other property	(2,804)	(48)
Write-off of deferred financing costs	12,501	-
Loss on extinguishment of debt	992	-
Adjusted EBITDA	$74,216	$47,341

(C) Total Cash

	March 31,	December 31,
($ in thousands)	2020	2019
Cash and cash equivalents	$93,298	$89,671
Restricted cash	17,029	60,572
Total Cash	$110,327	$150,243

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